Exhibit 99.1

PodcastOne (Nasdaq: PODC) Appoints Carolyn Blackwood to Its Board of Directors

Former COO of Warner Bros. Pictures and President & CCO of New Line Cinema

Brings Over 25+ Years of Entertainment Industry Experience and Proven Successful Track Record Across Wide Range of Genres, Including Movies Such as “Barbie, Elvis, Dune, The Conjuring, Hobbit & IT” Among Others

Possesses Deep Relationships to Continue to Monetize and Expand Upon LiveOne’s First $20M+ B2B Partnership. Currently Over 50+ B2B Deals in LiveOne’s Pipeline

Invaluable Experience Enhancing PodcastOne’s Ability to Identify and Sell Proven Podcasts to Streaming Networks as Scripted Shows

Diversifies Complimentary Talents of PodcastOne’s Board, Including Industry Veterans Patrick Wachsberger and Jim Berk to Bring Its Slate of Successful Podcasts to TV & Film

LOS ANGELES, CA, April 04, 2024 -- PodcastOne (NASDAQ: PODC), a leading podcast platform and a subsidiary of LiveOne (NASDAQ: LVO), announced today the appointment of Carolyn Blackwood to its Board of Directors.

“We are thrilled to welcome Carolyn Blackwood, a 25+ year industry veteran, to our esteemed board. Her proven track record of unprecedented success in the entertainment industry speaks volumes. With her strategic insights and deep relationships, we look forward to her contributions in expanding our slate of original programming and driving the sale of our IP and scripted series to networks.”

Chief Revenue Officer, Sue McNamara continues; “Her appointment shows our company’s commitment to diversifying our board and escalating women executives.”

“I am thrilled to be part of the dynamic team at PODC. The opportunity to contribute to shaping the future of our content landscape is invigorating. My vision centers around fostering creativity, nurturing talent, and delivering captivating narratives to audiences worldwide. Together, we’ll elevate PODC’s original programming, with a proven following and sponsorship, forge strategic alliances, and create a legacy of entertainment excellence,” commented Carolyn Blackwood.

About PodcastOne

PodcastOne (Nasdaq: PODC) is a Los Angeles based podcast network founded in 2012 by Kit Gray and Norm Pattiz providing creators and advertisers with a full 360-degree solution in sales, marketing, public relations, production, and distribution delivering over 2.1 billion downloads per year with a community of 250 of the top podcasters, including Adam Carolla, Kaitlyn Bristowe, Jordan Harbinger, LadyGang, A&E’s Cold Case Files and Varnamtown. PodcastOne has built a distribution network reaching over 1 billion listeners a month across all of its own properties, LiveOne (Nasdaq: LVO), Spotify, Apple Podcasts, iHeartRadio, Samsung and over 150 shows exclusively available in Tesla vehicles. PodcastOne is also the parent company of LaunchpadOne, an innovative self-serve platform developed to launch, host, distribute and monetize independent user-generated podcasts. For more information, visit PodcastOne.com and follow us on Facebook, Instagram, YouTube and Twitter at @podcastone. For more investor information, please visit ir.podcastone.com/overview/default.aspx.

About LiveOne, Inc.

Headquartered in Los Angeles, CA, LiveOne (Nasdaq: LVO) is an award-winning, creator-first, music, entertainment, and technology platform focused on delivering premium experiences and content worldwide through memberships and live and virtual events. LiveOne’s wholly-owned subsidiaries include Slacker Radio, PodcastOne (Nasdaq: PODC), PPVOne, Palm Beach Records, CPS, LiveXLive, DayOne Music Publishing, Drumify and Splitmind. LiveOne is available on iOS, Android, Roku, Apple TV, Spotify, Samsung, Amazon Fire, Android TV, and through STIRR’s OTT applications. For more information, visit liveone.com and follow us on Facebook, Instagram, TikTok, YouTube and Twitter at @liveone. For more investor information, please visit ir.liveone.com.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are “forward-looking statements,” which may often, but not always, be identified by the use of such words as “may,” “might,” “will,” “will likely result,” “would,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or the negative of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including: LiveOne’s reliance on one key customer for a substantial percentage of its revenue; LiveOne’s and PodcastOne’s ability to consummate any proposed financing, acquisition, spin-out, special dividend, merger, distribution or transaction, including the spin-out of LiveOne’s pay-per-view business, the timing of the consummation of any such proposed event, including the risks that a condition to the consummation of any such event would not be satisfied within the expected timeframe or at all, or that the consummation of any proposed financing, acquisition, spin-out, merger, special dividend, distribution or transaction will not occur or whether any such event will enhance shareholder value; PodcastOne’s ability to continue as a going concern; PodcastOne’s ability to attract, maintain and increase the number of its listeners; PodcastOne identifying, acquiring, securing and developing content; LiveOne’s intent to repurchase shares of its and/or PodcastOne’s common stock from time to time under LiveOne’s announced stock repurchase program and the timing, price, and quantity of repurchases, if any, under the program; LiveOne’s ability to maintain compliance with certain financial and other covenants; PodcastOne successfully implementing its growth strategy, including relating to its technology platforms and applications; management’s relationships with industry stakeholders; uncertain and unfavorable outcomes in legal proceedings; changes in economic conditions; competition; risks and uncertainties applicable to the businesses of LiveOne and/or its other subsidiaries; and other risks, uncertainties and factors including, but not limited to, those described in PodcastOne’s Special Financial Report on Form 10-K for the fiscal year ended March 31, 2023, filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 29, 2023, Quarterly Report on Form 10-Q for the quarter year ended December 31, 2023, filed with the SEC on February 13, 2024, and in PodcastOne’s other filings and submissions with the SEC. These forward-looking statements speak only as of the date hereof, and PodcastOne disclaims any obligation to update these statements, except as may be required by law. PodcastOne intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

Press Contacts:

For PodcastOne
310.246.4600
Susan@Guttmanpr.com

Investor Relations:
Jason Assad
678-570-6791
jwassad@podcastone.com